Exhibit 5.2

January 20, 2010

First Midwest Bancorp, Inc.,

One Pierce Place, Suite 1500,

Itasca, Illinois 60143.

Ladies and Gentlemen:

I have acted as counsel to First Midwest Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of (i) 18,818,183 shares (the “Securities”) of common stock, par value $0.01 per share, being issued and sold on the date hereof in accordance with the terms of the Underwriting Agreement, dated January 13, 2010, between the Company, on the one hand, and Goldman, Sachs & Co. and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named in Schedule I thereto, on the other, and (ii) 18,818,183 related stock purchase rights (the “Rights”) to purchase Participating Preferred Stock to be issued pursuant to the Amended and Restated Rights Agreement, dated November 15, 1995, between the Company and First Midwest Bank, as Rights Agent, as amended by the First Amendment to the Amended and Restated Rights Agreement, dated June 18, 1997, the Second Amendment to the Amended and Restated Rights Agreement, dated November 14, 2005 and the Third Amendment to the Amended and Restated Rights Agreement, dated December 3, 2008. The Securities and the Rights are registered under the Registration Statement on Form S-3, File No. 333–157615 (the “Registration Statement”), under the Act.

In my capacity as your counsel, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments, and made such other investigations, as I have deemed necessary or appropriate for the purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. Upon the basis of such examination, I advise you that, in my opinion:

1.	The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.	Based on the certificate of good standing of the Company dated January 20, 2010, the Company is in good standing under the laws of the State of Delaware.

I am a member of the Bar of the State of Illinois. This opinion relates solely to the General Corporation Law of the State of Delaware, and I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Cynthia A. Lance
Cynthia A. Lance Executive Vice President and Corporate Secretary